                                                                    EXHIBIT 99.4


                     U.S. TRUST COMPANY OF CALIFORNIA, N.A.
                            515 SOUTH FLOWER STREET
                                   SUITE 2700
                             LOS ANGELES, CA 90071


                          IMMEDIATE ATTENTION REQUIRED


                                  May   , 1995


                             NOTICE TO PARTICIPANTS
                                     OF THE
                                 FALLEY'S, INC.
                    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     U.S. Trust Company of California, N.A. ("U.S. Trust") is the Trustee under the Falley's, Inc. Employee Stock Ownership Plan and Trust (the "ESOP"). The ESOP owns shares of common stock of Food 4 Less, Inc. ("FFL"). U.S. Trust has been advised that FFL proposes to merge into its subsidiary Food 4 Less Holdings, Inc. ("Holdings"), and that Holdings then proposes to change its state of incorporation by merging into a new Delaware subsidiary of Holdings by the same name (collectively, the "Proposed Mergers"). FFL and Holdings are seeking the consent of their stockholders to the Proposed Mergers. As a result of the Proposed Mergers, the shares of FFL common stock, par value $.01 per share, will be converted into shares of common stock, par value $.01 per share, of Food 4 Less Holdings, Inc., a Delaware corporation. The ESOP provides that each participant under the ESOP ("Participant") may direct the Trustee to vote certain FFL shares (the "Shares") held by the ESOP with respect to issues for which voting rights under the Shares (as defined in the ESOP) are to be exercised. The ESOP further provides that U.S. Trust, as Trustee under the ESOP, is required to vote all of the Shares held by the ESOP (whether or not allocated to a Participant's account) either in favor of or against the Proposed Mergers in the same proportion as U.S. Trust receives instructions from Participants with respect to the Proposed Mergers.

     Enclosed for your review are materials relating to the Proposed Mergers which U.S. Trust has received from FFL. Please read the enclosed information carefully. U.S. Trust has not participated in the preparation of the enclosed materials and has not independently verified the accuracy of the information contained in those materials. Additionally, U.S. Trust has not participated in the negotiation of the transactions described in those materials. U.S. Trust has not evaluated the Proposed Mergers, and makes no recommendation to you with respect to the Proposed Mergers. U.S. Trust cannot and will not undertake to advise you with respect to your voting direction and urges you to consult with your own financial advisor if you have any questions about the Proposed Mergers.

     According to the ESOP's records, you are a Participant in the ESOP. If you wish to instruct U.S. Trust to consent or not to consent to the Proposed Mergers, you should advise U.S. Trust by completing the enclosed instruction card and returning it to U.S. Trust. Under the ESOP, each Participant is designated as a "named fiduciary" for voting purposes with respect to Shares allocated to the Participant's account and a proportionate number of any Shares for which the Trustee does not receive timely instructions. By completing and returning your voting instruction card, you are accepting your designation as a named fiduciary and you should, therefore, exercise your voting rights prudently and in the interest of all Plan Participants.

     You may mail the card directly to U.S. Trust in the enclosed return envelope.

     IF YOU WISH TO INSTRUCT U.S. TRUST TO CONSENT OR NOT TO CONSENT TO THE PROPOSED MERGERS (AS DEFINED IN THE CONSENT SOLICITATION STATEMENT), U.S. TRUST MUST HAVE YOUR COMPLETED INSTRUCTION CARD IN ITS POSSESSION NO LATER THAN 5:00 P.M., LOS ANGELES TIME, ON JUNE 19, 1995. ONLY INSTRUCTION CARDS THAT ARE PROPERLY COMPLETED, SIGNED, DATED AND DELIVERED TO U.S. TRUST WILL BE TAKEN INTO ACCOUNT BY U.S. TRUST.



     Instructions may be revoked by delivering written notice of such revocation to U.S. Trust at any time prior to 5:00 p.m., Los Angeles time, on June 19, 1995. Thereafter, consents will no longer be revocable. If you have any procedural questions regarding the Instruction Card, you may telephone representatives of U.S. Trust at the following toll-free telephone number between the hours of 8:30 a.m. and 5:00 p.m., Los Angeles time, Monday through
Friday:



                                  800-535-3093


     U.S. Trust will maintain your instructions in strict confidence. U.S. Trust will not furnish copies of your instructions, or information as to their contents, to Food 4 Less, Food 4 Less Holdings, Inc., or Food 4 Less Supermarkets, Inc., or any other person, except with your prior written consent, pursuant to legal process, or in connection with the administration of the ESOP according to safeguards deemed appropriate by U.S. Trust. Accordingly, you should feel free to exercise your voting rights in the manner you think best.

                                      U.S. TRUST COMPANY OF CALIFORNIA, N.A.,
                                      Trustee